Exhibit 99.1

MONOGRAM ANNOUNCES 2009 FIRST QUARTER FINANCIAL RESULTS

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., May 6, 2009 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended March 31, 2009.

The Company reported revenues of $14.2 million for the first quarter of 2009, compared to $14.8 million in the first quarter of 2008.

Including deferred revenue from sales of Trofile™ related to Pfizer of $1.1 million, total revenue for the quarter on this non-GAAP basis was $15.3 million, compared to Non-GAAP total revenue of $15.6 million in the first quarter of 2008. In addition to the reported revenue, Monogram records as deferred revenue on its balance sheet, the sale of Trofile assays related to Pfizer for patient testing outside of the U.S. and for use in Pfizer’s clinical trials. This revenue was recorded as deferred revenue due to the accounting treatment for the Company’s collaboration with Pfizer. “With Trofile now available in over 30 countries around the world, total revenue, including assay revenue that is deferred for accounting purposes, along with our reported revenue provides a more complete reflection of the progress in our business,” said William Young, Monogram Chief Executive Officer.

Monogram had $13.7 million in cash at March 31, 2009. “We continue to be tightly focused on those key programs and deliverables that we believe will drive the most significant stockholder value,” added Young. “The steps taken to reduce our costs have been effective and our overall use of cash was $2.2 million in the first quarter. We are making good progress toward our goal of achieving cash flow breakeven by the fourth quarter of 2009.”

Outlook

“We continue to look to three separate sources of revenue growth in 2009,” continued Young. These are:

•

Increased sales of Trofile due to its clinically proven high level of sensitivity for selecting appropriate patients for CCR5 therapy and an increasingly positive profile for Selzentry™, Pfizer’s CCR5 antagonist, as a treatment option for a broad group of treatment-experienced HIV patients.

•	Sales of HERmark™ for assessment of breast cancer patients’ HER2 status, and later in 2009, for assessment of Herceptin® resistance pathways for HER2 positive patients.

•	Use of VeraTag™ assays for our expanded portfolio in drug development programs focused on EGFR/HER targets.

“The general economic environment is challenging,” continued Young. “While this may continue to affect us during 2009, we believe that our products are well positioned. We expect to capitalize on the proven strong clinical utility of Trofile and a strong and improving long term outlook for Selzentry to increase Trofile revenue over the remainder of the year. Our oncology programs, too, are building momentum.”

HIV Update

“Trofile continues to be the clinically accepted method for assessment of tropism,” said William Welch, Monogram Chief Commercial Officer. “Our interactions with HIV physicians, together with our market research, suggests that the CCR5 class of HIV drugs is gaining in interest as an option for treatment-experienced HIV patients, and that greater use of Trofile for patient selection can be expected.”

“Looking to the future, we see several additional positive factors for the CCR5 class, for Selzentry and for Trofile,” added Welch. “Pfizer’s submission for a treatment-naïve indication for Selzentry is now under review by the FDA and after regulatory review and approval, Selzentry may receive this expanded indication. Schering Plough’s CCR5 antagonist, vicriviroc, is also expected to enter regulatory review and the addition of a second drug in the class will generate increased attention on the CCR5 class by physicians.”

Also, Pfizer has recently announced the intention to create a joint venture with GlaxoSmithKline in which the two companies will pool their HIV drugs and drugs in development in a new entity that will be focused exclusively on HIV. This more focused organization is expected to have a sales force substantially larger than that currently deployed by Pfizer alone.

“All of these factors can be expected to bring increased attention on the strong safety profile and on the effectiveness of the CCR5 class of HIV drugs,” added Welch. “Trofile has a strong position as the only clinically validated way to determine tropism and we look forward to these developments generating increased use of Trofile to select patients.”

Oncology Update

“In the first few months of 2009, we have continued to build on the ability of our VeraTag assays, including our first CLIA-validated product, the HERmark Breast Cancer Assay, to make reliable, accurate and quantitative measurements of a number of proteins and protein complexes in the EGFR/HER family,” commented Young. “As many of these markers are believed to be important to the progress of multiple cancers, this positions the VeraTag platform for an important role in patient selection and clinical development across a broad spectrum of cancer therapy.”

“We are pleased with the progress of our commercialization of the HERmark Breast Cancer Assay as a tool for physicians to identify markers of response to HER2 targeted drugs in metastatic breast cancer,” commented Young. “Our goal in 2009 is to supplement the current HER2 measurements in HERmark by incorporating at least one additional marker of potential resistance to HER2 antagonists such as trastuzumab.” Key elements of Monogram’s programs related to this goal are:

•

Publication in a peer reviewed journal of the data previously presented at the San Antonio Breast Cancer Symposium in December 2008. This study (the “Lipton Study”) provided clinical evidence for the superiority of HERmark over conventional FISH and IHC testing for predicting patient response to trastuzumab. This data has been submitted for publication.

•

Conducting studies to confirm the results of the Lipton Study in an additional patient cohort to further validate the clinical utility of HERmark as a predictor of response to trastuzumab for patients with metastatic breast cancer. Initial samples have been received related to two such studies and further studies are under discussion. Our goal is to receive samples and to complete the analyses to enable presentation of validating clinical results in 2009.

•

Extending the Lipton Study in metastatic breast cancer by making additional VeraTag measurements, such as those for p95, HER3 and HER heterodimers, in existing patient samples to investigate the relationship between those biomarkers and clinical outcomes, and subsequently submitting study results for presentation in 2009 and for subsequent publication.

We are introducing HERmark and its clinical utility in metastatic breast cancer to oncologists, through our direct sales and education team to educate the physician community about the clinical utility of HERmark and to drive additional adoption of HERmark by oncologists. We will also be presenting HERmark and its clinical utility to payers to obtain reimbursement. “Physicians are reacting well to

HERmark and several have not only ordered HERmark but have done so on a repeat basis,” said William Welch, Monogram Chief Commercial Officer. “Additionally, we are receiving payments for assays and, as clinical utility is published, we will be communicating this to payers to optimize reimbursement policies and payment levels.”

In addition to the development and commercialization of the HERmark Breast Cancer Assay, Monogram is also working with biopharmaceutical companies to incorporate VeraTag assays into their preclinical and clinical development programs for cancer therapies that target markers in the EGFR/HER family. These activities are leveraging Monogram’s portfolio of VeraTag assays that includes research assays for measurement of the levels of HER1 and HER3 total protein, HER1:HER1 homodimers, HER1:HER2 and HER2:HER3 heterodimers, as well as the HER3:PI3K complex (a key downstream signaling complex in the Akt pathway) and p95 (a proteolytically truncated form of the HER2 protein).

“The initial clinical data correlating measurements using these new assays with clinical outcomes in breast cancer has been very important in gaining increased interest from biopharmaceutical companies and in several cases, joint experiments are under way to further evaluate the VeraTag technology,” added Welch. “We will be continuing these activities with the goal of achieving adoption of VeraTag assays in drug development programs.”

GAAP and Non-GAAP Results

Net Loss and Net Loss Per Share are shown below in accordance with GAAP and also on a Non-GAAP basis. The Company is reporting Non-GAAP results which provide a clearer view of ongoing results by excluding the impact of non-cash valuation adjustments related to our convertible debt. Such adjustments have been and could continue to be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

The following table sets out Net Loss and Net Loss Per Share on both GAAP and Non-GAAP basis. A reconciliation of these Non-GAAP results to GAAP results is included with the Statement of Operations data attached to this release.

	Three Months Ended March 31,
	2009	2008
Net Loss ($ Millions)
GAAP Net Loss	$(11.4)	$(1.7)
Non-GAAP Proforma Net Loss	$(6.0)	(6.5)

Net Loss Per Share ($)
GAAP Net Loss Per Share	$(0.50)	$(0.08)
Non-GAAP Proforma Net Loss Per Share	$(0.26)	$(0.29)

We believe that the foregoing presentation of these Non-GAAP financial measures will enable investors, analysts and readers of our financial statements to compare Non-GAAP measures with relevant GAAP measures in all periods presented. Any Non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Capital Structure

At March 31, 2009, a total of 23.0 million shares of common stock were outstanding and stock options were outstanding on 4.8 million shares of common stock. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 1.5 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 2.0 million shares of common stock. The conversion ratios of the respective convertible notes were automatically adjusted to reflect the reverse stock split implemented by the Company in November 2008.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (877) 545-1407, or (719) 325-4847 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 8727141. The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the demand and outlook for our products, including our Trofile and HERmark assays, the impact of the planned joint venture between Pfizer and GlaxoSmithKline, our projected use of cash, our projected revenues, our plans for further developing our oncology franchise, including the conduct and outcome of planned clinical studies and the possible launch of an assay to measure resistance to Her2 targeted drugs such as Herceptin. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance and acceptance of our products; the growth in revenues from all products, including Trofile, growth in deferred revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies on our expected timelines and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; whether we will be able to develop, validate and launch assays which measure resistance to Her2 targeted drugs; expected reliance on a few customers for the majority of our revenues; the renewal of certain customer agreements, including the Pfizer collaboration for the ex-US distribution of Trofile; the impact of our expense reduction programs; our ability to retain and hire key employees; the impact of competition; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile and HERmark; whether the draft guidance on Multivariate Index Assays issued by the FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future to repay our convertible debt in the event it is not converted to equity and/or to maintain operations, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, HERmark and VeraTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc. Selzentry is a trademark of Pfizer Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue:
Product revenue	$13,586	$14,007
Contract revenue	605	820
License Revenue	15	10

Total revenue	14,206	14,837

Operating costs and expenses:
Cost of product revenue	6,640	6,364
Research and development	5,909	6,024
Sales and marketing	3,969	4,352
General and administrative	3,519	4,566

Total operating costs and expenses	20,037	21,306

Operating loss	(5,831)	(6,469)
Convertible debt valuation adjustment	(5,400)	4,736
Interest (expense) income, net	(204)	6

Net loss	$(11,435)	$(1,727)

Basic and diluted net loss per common share	$(0.50)	$(0.08)

Weighted-average shares used in computing basic
Net loss per common share	22,962	22,365

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss	$(11,435)	$(1,727)
Convertible debt valuation adjustment	5,400	(4,736)

Non-GAAP Proforma net loss	(6,035)	(6,463)

Non-GAAP Proforma net loss per common share, basic	$(0.26)	$(0.29)

Management believes that this non-GAAP financial data supplements the Company’s GAAP consolidated financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of revaluation of the Company’s convertible debt that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP financial information with the comparable consolidated financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008 (1)
ASSETS
Current assets:
Cash and cash equivalents	$13,740	$15,965
Accounts receivable, net	16,332	15,883
Prepaid expenses	627	1,123
Inventory	1,462	1,623
Other current assets	388	324

Total current assets	32,549	34,918
Property and equipment, net	7,507	7,874
Goodwill	9,927	9,927
Deferred costs	19,092	17,275
Other assets	14	38

Total assets	$69,089	$70,032

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,404	$2,637
Accrued compensation	3,181	2,911
Accrued liabilities	4,113	4,015
Contingent value rights	1,935	1,935
Current portion of loans payable and capital lease obligations	10,118	9,704
Other current liabilities	730	660

Total current liabilities	22,481	21,862
Long-term 3% convertible promissory note	20,579	18,594
Long-term 0% convertible promissory note	13,883	10,468
Long-term deferred revenue	28,171	24,769
Other long-term liabilities	1,211	1,025

Total liabilities	86,325	76,718

Stockholders’ deficit:
Common stock	23	23
Additional paid-in capital	293,378	292,493
Accumulated deficit	(310,637)	(299,202)

Total stockholders’ deficit	(17,236)	(6,686)

Total liabilities and stockholders’ deficit	$69,089	$70,032

(1)	The consolidated balance sheet data at December 31, 2008 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Reconciliation of Revenue on GAAP to Non-GAAP Basis

Total revenue is shown below in accordance with GAAP and also on a Non-GAAP basis to include deferred revenue from the sale of the Company’s assays related to Pfizer of $1.1 million and $0.8 million for the three months ended March 31, 2009 and 2008, respectively. The Company is reporting total revenue on a Non-GAAP basis to provide a matching of revenue and expenses for product sales.

	Three Months Ended December 31,
	2009	2008
Revenue ($ millions)
GAAP Product Revenue	$13.6	$14.0
Add: Deferred Revenue	$1.1	$0.8

Non-GAAP Product Revenue	$14.7	$14.8
Contract Revenue	$0.6	$0.8

Non-GAAP Total Revenue	$15.3	$15.6